Exhibit 99.1

For further information:

Media Contact:
Amy Yuhn
312-564-1378
ayuhn@theprivatebank.com

Investor Relations Contact:
Jeanette O'Loughlin
312-564-6076
joloughlin@theprivatebank.com

PrivateBancorp Reports Third Quarter 2015 Earnings
Earnings per share of $0.57 for third quarter 2015, compared to $0.51 for third quarter 2014 and $0.58 for second quarter 2015

CHICAGO, October 13, 2015 - PrivateBancorp, Inc. (NASDAQ: PVTB) today reported net income of $45.3 million, or $0.57 per diluted share, for the third quarter 2015, compared to $40.5 million, or $0.51 per diluted share, for the third quarter 2014, and $46.4 million, or $0.58 per diluted share, for the second quarter 2015. For the nine months ended September 30, 2015, the Company had net income of $133.2 million, or $1.67 per diluted share, compared to $115.9 million, or $1.47 per diluted share, for the nine months ended September 30, 2014.

“Our third quarter results reflect our consistent execution as we continue to establish relationships with new clients and expand our banking business with existing clients,” said Larry D. Richman, President and Chief Executive Officer, PrivateBancorp, Inc. “We grew loans $536 million from the prior quarter, with a good mix of commercial and industrial and commercial real estate. We grew deposits from new and existing clients, and noninterest-bearing demand deposits increased 10 percent over the previous quarter.

“On a year-over-year basis, third quarter net revenue was up 10 percent to $163 million as our steady loan growth drove a 12 percent increase in net interest income,” Richman continued. “Net income increased 12 percent over third quarter 2014 to $45 million. Overall, I’m pleased with our performance this quarter and believe we are well positioned to finish the year strong.”

Third Quarter 2015 Highlights

•
Total loans grew to $13.1 billion, up $1.5 billion, or 13 percent, from a year ago and up $536.0 million, or 4 percent, from June 30, 2015. Commercial loans represented 67 percent of total loans and commercial real estate and construction loans represented 27 percent of total loans at September 30, 2015.

•
Total deposits were $13.9 billion, increasing $1.0 billion, or 8 percent, from a year ago and $508.8 million, or 4 percent, from June 30, 2015. Noninterest-bearing demand deposits represented 29 percent of total deposits at September 30, 2015, compared to 26 percent a year ago.

•	Net revenue of $163.1 million benefited from growth in earning assets, increasing 10 percent from the third quarter 2014 and 3 percent from the second quarter 2015.

•
Net interest margin was 3.23 percent, comparable to the third quarter 2014 and up from 3.17 percent for the second quarter 2015. The current quarter benefited from a higher level of loan fees and lower average cash equivalents compared to the sequential quarter.

•	The provision for loan and covered loan losses was $4.2 million, compared to $3.9 million for the third quarter 2014 and $2.1 million for the second quarter 2015.

•	Return on average assets was 1.09 percent and return on average common equity was 11.1 percent for the third quarter 2015.

Operating Performance

Net interest income was $131.2 million in the third quarter 2015, an increase of 12 percent from the third quarter 2014 and 5 percent from the second quarter 2015, primarily reflecting growth in average loans. Average loan balances increased 13 percent from the third quarter 2014 and 3 percent from the second quarter 2015. Compared to the third quarter 2014, net interest income also benefited from interest savings largely related to the trust preferred securities redemption in the fourth quarter 2014.

Net interest margin was 3.23 percent in the third quarter 2015, comparable to the third quarter 2014, as the benefit from the trust preferred securities redemption offset the impact of lower loan yields. Compared to the second quarter 2015, net interest margin improved by six basis points. The current quarter benefited from a higher level of loan fees on a comparative basis, including one large fee from an early repayment that contributed three basis points to net interest margin. Excluding the impact of loan fees, loan yields remained relatively stable on a sequential basis. While loan pricing remains competitive in the current environment, the loan portfolio is largely indexed to short-term rates and benefited from a modest rise in one-month LIBOR. Lower average cash equivalents on a comparative basis also contributed three basis points to net interest margin. Deposits costs increased by two basis points, which was offset by an increase in average noninterest-bearing funds from the second quarter.

Noninterest income was $30.8 million in the third quarter 2015, compared to $30.7 million for the third quarter 2014 and $33.1 million for the second quarter 2015. Treasury management fees grew to $8.0 million in the third quarter 2015, up 16 percent from the third quarter 2014 and up 8 percent from the second quarter 2015. Continued success in cross-sell activities drove higher treasury management volume. Syndication fees declined to $4.4 million in the third quarter 2015, down from $6.8 million in the third quarter 2014 and $5.4 million in the second quarter 2015. Syndication fees will vary from quarter to quarter depending on the level and mix of loans originated and distributed.

Capital markets revenue of $3.1 million in the third quarter 2015 reflected a negative credit valuation adjustment (CVA) of $1.2 million. Excluding the CVA impact for all periods, capital markets revenue was $4.3 million in the third quarter 2015, up $1.6 million from the third quarter 2014 and comparable to the second quarter 2015. Compared to the third quarter 2014, the current quarter benefited from several larger interest rate derivative transactions, and foreign exchange revenues grew reflecting increased client penetration.

Assets under management and administration (AUMA) were $7.2 billion as of September 30, 2015, compared to $6.5 billion a year ago, benefiting from the continued focus on cross-selling asset management services to commercial and private wealth clients and ongoing client development. Compared to June 30, 2015, AUMA balances declined 4 percent primarily driven by market performance. Asset management revenue was $4.5 million in the third quarter 2015, compared to $4.2 million for the third quarter 2014 and $4.7 million for the second quarter 2015. Mortgage banking revenue improved 15 percent from the third quarter 2014 and declined 20 percent from the second quarter 2015 which benefited from a higher level of refinance activity.

Expenses

Noninterest expense was $85.2 million for the third quarter 2015, compared to $77.8 million for the third quarter 2014 and $81.9 million for the second quarter 2015. The efficiency ratio was 52.2 percent for the third quarter 2015, compared to 52.5 percent for the third quarter 2014 and 51.6 percent for the second quarter 2015.

Salaries and benefits expense was comparable to the second quarter 2015 and increased $3.6 million from the third quarter 2014 due to annual salary adjustments made during the first quarter, additional hires made over the last year, and higher incentive compensation accruals. Other expenses increased by $1.8 million from the third quarter 2014 and $2.4 million from the second quarter 2015, primarily related to a higher provision for unfunded commitments.

Credit Quality

The allowance for loan losses as a percentage of total loans was 1.25 percent at September 30, 2015, comparable to June 30, 2015. The provision for loan losses was $4.2 million for the third quarter 2015, increasing $471,000 from the third quarter 2014 and $2.1 million from the second quarter 2015. The current quarter's provision for loan losses reflected loan growth, portfolio movement, and recoveries exceeding charge-offs. Net recoveries to average loans were 0.05 percent for the third quarter 2015, compared to net charge-offs to average loans of less than 0.01 percent for the third quarter 2014 and 0.05 percent for the second quarter 2015.

Nonperforming assets were 0.34 percent of total assets at September 30, 2015, down from 0.44 percent at June 30, 2015. At September 30, 2015, nonperforming loans were $44.0 million, declining from $56.6 million at June 30, 2015. OREO declined 15 percent during the current quarter to $12.8 million at September 30, 2015.

Credit quality results exclude covered assets acquired through an FDIC-assisted transaction that are subject to a loss sharing agreement.

Balance Sheet

Total assets were $16.9 billion at September 30, 2015, compared to $15.2 billion at September 30, 2014, and $16.2 billion at June 30, 2015. Total loans of $13.1 billion increased 13 percent from September 30, 2014, and 4 percent from June 30, 2015, driven by growth in commercial and industrial and commercial real estate loans. At September 30, 2015, total commercial loans (including owner-occupied commercial real estate) comprised 67 percent of total loans, and commercial real estate and construction loans represented 27 percent of total loans.

Total liabilities were $15.2 billion at September 30, 2015, compared to $13.8 billion at September 30, 2014, and $14.6 billion compared to June 30, 2015. Total deposits were $13.9 billion at September 30, 2015, increasing 8 percent from September 30, 2014, and 4 percent from June 30, 2015, driven primarily by higher noninterest-bearing demand deposit and money market account balances. Noninterest-bearing demand deposits represented 29 percent of total deposits at September 30, 2015, compared to 26 percent a year ago and 28 percent at June 30, 2015. The deposit base is predominately comprised of commercial client balances, including deposits from a variety of financial service businesses, which will fluctuate from time to time based on their business and liquidity needs. At September 30, 2015, the loan-to-deposit ratio was 94 percent, compared to 90 percent as of September 30, 2014, and 94 percent as of June 30, 2015.

Capital

As of September 30, 2015, the total risk-based capital ratio was 12.28 percent, the Tier 1 risk-based capital ratio was 10.39 percent, and the leverage ratio was 10.35 percent. The common equity Tier 1 ratio was 9.35 percent and the tangible common equity ratio was 9.23 percent at the end of the third quarter 2015.

Quarterly Conference Call and Webcast Presentation

PrivateBancorp will host a conference call Tuesday, October 13, 2015, at 10 a.m. CT. The call may be accessed by telephone at (888) 782-9127 (U.S. and Canada) or (706) 634-5643 (International) and entering passcode #33786969. A live webcast of the call can be accessed at investor.theprivatebank.com. A rebroadcast will be available beginning approximately two hours after the call until midnight ET October 27, 2015, by calling (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (International) and entering passcode #33786969.

About PrivateBancorp, Inc.

PrivateBancorp, Inc., through its subsidiary The PrivateBank, delivers customized business and personal financial services to middle-market companies, as well as business owners, executives, entrepreneurs and families in all of the markets and communities it serves. As of September 30, 2015, the Company had 35 offices in 12 states and $16.9 billion in assets. The Company’s website is www.theprivatebank.com.

Forward-Looking Statements

Statements made in this press release that are not historical facts may constitute forward-looking statements within the meaning of federal securities laws. Our ability to predict results or the actual effects of future plans, strategies or events is inherently uncertain. Factors which could cause actual results to differ from those reflected in forward-looking statements include:

•	continued uncertainty regarding U.S. and global economic outlook that may impact market conditions or affect demand for certain banking products and services;

•	unanticipated developments in pending or prospective loan transactions or greater-than-expected paydowns or payoffs of existing loans;

•
competitive pressures in the financial services industry relating to both pricing and loan structures, which may impact our growth rate due to increasing availability in the market of financing alternatives offering terms outside our risk tolerances;

•
unforeseen credit quality problems or changing economic conditions that could result in charge-offs greater than we have anticipated in our allowance for loan losses or changes in value of our investments;

•	an inability to attract sufficient or cost-effective sources of liquidity or funding as and when needed;

•	unanticipated losses of one or more large depositor relationships, or other significant deposit outflows;

•	loss of key personnel or an inability to recruit appropriate talent cost-effectively;

•
greater-than-anticipated costs to support the growth of our business, including investments in technology, process improvements or other infrastructure enhancements, or greater-than-anticipated compliance costs or regulatory burdens; or

•
failures or disruptions to, or compromises of, our data processing or other information or operational systems, including the potential impact of disruptions or security breaches at our third-party service providers.

These factors should be considered in evaluating forward-looking statements and undue reliance should not be placed on our forward-looking statements. Readers should also consider the risks, assumptions and uncertainties set forth in the "Risk Factors" section of our Annual Report on Form 10-K for our fiscal year ended December 31, 2014, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, as well as those set forth in our subsequent periodic and current reports filed with the SEC. Forward-looking statements speak only as of the date they are made and we assume no obligation to update any of these statements in light of new information, future events or otherwise unless required under the federal securities laws.

Non-U.S. GAAP Financial Measures

This press release contains both financial measures based on accounting principles generally accepted in the United States (U.S. GAAP) and non-U.S. GAAP based financial measures. We believe that presenting these non-U.S. GAAP financial measures will provide information useful to investors in understanding our underlying operational performance, our business, and performance trends and facilitates comparisons with the performance of others in the banking industry. If non-U.S. GAAP financial measures are used, the comparable U.S. GAAP financial measure, as well as the reconciliation of the non-U.S. GAAP financial measure to the comparable U.S. GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with U.S. GAAP, nor are they necessarily comparable to non-U.S. GAAP performance measures that may be presented by other companies.

Editor's Note: Financial highlights attached. Full financial supplement available on the Company's website at investor.theprivatebank.com.

Consolidated Income Statements
(Amounts in thousands, except per share data)
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Interest Income
Loans, including fees	$132,106	$119,211	$380,455	$343,106
Federal funds sold and interest-bearing deposits in banks	168	142	674	423
Securities:
Taxable	13,599	13,370	40,696	40,250
Exempt from Federal income taxes	2,177	1,529	5,964	4,490
Other interest income	69	48	180	140
Total interest income	148,119	134,300	427,969	388,409
Interest Expense
Interest-bearing demand deposits	937	918	2,909	2,702
Savings deposits and money market accounts	5,119	4,173	14,682	12,234
Time deposits	5,782	5,723	17,151	15,563
Short-term borrowings	24	158	455	495
Long-term debt	5,048	6,570	14,948	19,554
Total interest expense	16,910	17,542	50,145	50,548
Net interest income	131,209	116,758	377,824	337,861
Provision for loan and covered loan losses	4,197	3,890	11,959	7,924
Net interest income after provision for loan and covered loan losses	127,012	112,868	365,865	329,937
Non-interest Income
Asset management	4,462	4,240	13,566	13,027
Mortgage banking	3,340	2,904	11,267	7,162
Capital markets products	3,098	3,253	12,189	12,342
Treasury management	8,010	6,935	22,758	20,210
Loan, letter of credit and commitment fees	5,670	4,970	15,690	14,410
Syndication fees	4,364	6,818	12,361	15,571
Deposit service charges and fees and other income	1,585	1,546	8,740	3,912
Net securities gains	260	3	793	530
Total non-interest income	30,789	30,669	97,364	87,164
Non-interest Expense
Salaries and employee benefits	50,019	46,421	152,400	135,446
Net occupancy and equipment expense	8,180	7,807	24,203	23,311
Technology and related costs	3,583	3,362	10,424	9,850
Marketing	3,682	3,752	11,926	9,754
Professional services	3,679	2,626	8,574	8,290
Outsourced servicing costs	1,786	1,736	5,500	5,050
Net foreclosed property expenses	1,080	1,631	2,993	7,225
Postage, telephone, and delivery	857	839	2,618	2,591
Insurance	3,667	3,077	10,328	8,996
Loan and collection expense	2,324	2,099	6,802	4,728
Other expenses	6,318	4,486	14,449	13,810
Total non-interest expense	85,175	77,836	250,217	229,051
Income before income taxes	72,626	65,701	213,012	188,050
Income tax provision	27,358	25,174	79,838	72,194
Net income available to common stockholders	$45,268	$40,527	$133,174	$115,856
Per Common Share Data
Basic earnings per share	$0.58	$0.52	$1.70	$1.48
Diluted earnings per share	$0.57	$0.51	$1.67	$1.47
Cash dividends declared	$0.01	$0.01	$0.03	$0.03
Weighted-average common shares outstanding	78,144	77,110	77,834	76,951
Weighted-average diluted common shares outstanding	79,401	77,934	79,027	77,721

Consolidated Income Statements
(Amounts in thousands, except per share data)
(Unaudited)
	3Q15	2Q15	1Q15	4Q14	3Q14
Interest Income
Loans, including fees	$132,106	$125,647	$122,702	$120,649	$119,211
Federal funds sold and interest-bearing deposits in banks	168	245	261	347	142
Securities:
Taxable	13,599	13,541	13,556	13,250	13,370
Exempt from Federal income taxes	2,177	1,981	1,806	1,683	1,529
Other interest income	69	63	48	49	48
Total interest income	148,119	141,477	138,373	135,978	134,300
Interest Expense
Interest-bearing demand deposits	937	966	1,006	1,026	918
Savings deposits and money market accounts	5,119	4,953	4,610	4,623	4,173
Time deposits	5,782	5,730	5,639	5,803	5,723
Short-term borrowings	24	234	197	143	158
Long-term debt	5,048	4,972	4,928	7,507	6,570
Total interest expense	16,910	16,855	16,380	19,102	17,542
Net interest income	131,209	124,622	121,993	116,876	116,758
Provision for loan and covered loan losses	4,197	2,116	5,646	4,120	3,890
Net interest income after provision for loan and covered loan losses	127,012	122,506	116,347	112,756	112,868
Non-interest Income
Asset management	4,462	4,741	4,363	4,241	4,240
Mortgage banking	3,340	4,152	3,775	3,083	2,904
Capital markets products	3,098	4,919	4,172	5,705	3,253
Treasury management	8,010	7,421	7,327	7,262	6,935
Loan, letter of credit and commitment fees	5,670	4,914	5,106	4,901	4,970
Syndication fees	4,364	5,375	2,622	3,943	6,818
Deposit service charges and fees and other income	1,585	1,538	5,617	1,291	1,546
Net securities gains (losses)	260	(1)	534	—	3
Total non-interest income	30,789	33,059	33,516	30,426	30,669
Non-interest Expense
Salaries and employee benefits	50,019	50,020	52,361	46,746	46,421
Net occupancy and equipment expense	8,180	8,159	7,864	7,947	7,807
Technology and related costs	3,583	3,420	3,421	3,431	3,362
Marketing	3,682	4,666	3,578	3,687	3,752
Professional services	3,679	2,585	2,310	3,471	2,626
Outsourced servicing costs	1,786	2,034	1,680	1,814	1,736
Net foreclosed property expenses	1,080	585	1,328	1,456	1,631
Postage, telephone, and delivery	857	899	862	809	839
Insurance	3,667	3,450	3,211	3,455	3,077
Loan and collection expense	2,324	2,210	2,268	2,037	2,099
Other expenses	6,318	3,869	4,262	8,172	4,486
Total non-interest expense	85,175	81,897	83,145	83,025	77,836
Income before income taxes	72,626	73,668	66,718	60,157	65,701
Income tax provision	27,358	27,246	25,234	22,934	25,174
Net income available to common stockholders	$45,268	$46,422	$41,484	$37,223	$40,527
Per Common Share Data
Basic earnings per share	$0.58	$0.59	$0.53	$0.48	$0.52
Diluted earnings per share	$0.57	$0.58	$0.52	$0.47	$0.51
Cash dividends declared	$0.01	$0.01	$0.01	$0.01	$0.01
Weighted-average common shares outstanding	78,144	77,942	77,407	77,173	77,110
Weighted-average diluted common shares outstanding	79,401	79,158	78,512	78,122	77,934

Consolidated Balance Sheets
(Dollars in thousands)
	9/30/15	6/30/15	3/31/15	12/31/14	9/30/14
	Unaudited	Unaudited	Unaudited	Audited	Unaudited
Assets
Cash and due from banks	$145,477	$185,983	$158,431	$132,211	$181,248
Federal funds sold and interest-bearing deposits in banks	231,600	192,531	799,953	292,341	416,071
Loans held-for-sale	76,225	54,263	89,461	115,161	57,748
Securities available-for-sale, at fair value	1,703,926	1,698,233	1,631,237	1,645,344	1,541,754
Securities held-to-maturity, at amortized cost	1,293,433	1,199,120	1,159,853	1,129,285	1,072,002
Federal Home Loan Bank ("FHLB") stock	30,740	25,854	28,556	28,666	28,666
Loans – excluding covered assets, net of unearned fees	13,079,314	12,543,281	12,170,484	11,892,219	11,547,587
Allowance for loan losses	(162,868)	(157,051)	(156,610)	(152,498)	(150,135)
Loans, net of allowance for loan losses and unearned fees	12,916,446	12,386,230	12,013,874	11,739,721	11,397,452
Covered assets	28,559	30,529	32,191	34,132	65,482
Allowance for covered loan losses	(6,337)	(6,332)	(6,021)	(5,191)	(4,485)
Covered assets, net of allowance for covered loan losses	22,222	24,197	26,170	28,941	60,997
Other real estate owned, excluding covered assets	12,760	15,084	15,625	17,416	17,293
Premises, furniture, and equipment, net	38,265	37,672	38,544	39,143	39,611
Accrued interest receivable	43,064	43,442	41,202	40,531	39,701
Investment in bank owned life insurance	56,292	55,926	55,561	55,207	54,849
Goodwill	94,041	94,041	94,041	94,041	94,041
Other intangible assets	4,008	4,586	5,230	5,885	6,627
Derivative assets	59,978	47,442	56,607	43,062	34,896
Other assets	166,128	161,291	147,003	196,427	147,512
Total assets	$16,894,605	$16,225,895	$16,361,348	$15,603,382	$15,190,468
Liabilities
Demand deposits:
Noninterest-bearing	$4,068,816	$3,702,377	$3,936,181	$3,516,695	$3,342,862
Interest-bearing	1,264,201	1,304,270	1,498,810	1,907,320	1,433,429
Savings deposits and money market accounts	6,249,485	5,992,288	6,156,331	5,171,025	5,368,866
Time deposits	2,315,237	2,390,001	2,510,406	2,494,928	2,704,047
Total deposits	13,897,739	13,388,936	14,101,728	13,089,968	12,849,204
Deposits held-for-sale	—	—	—	122,216	128,508
Short-term borrowings	514,121	434,695	258,788	432,385	6,563
Long-term debt	694,788	694,788	344,788	344,788	656,793
Accrued interest payable	6,509	7,543	7,004	6,948	6,987
Derivative liabilities	21,967	24,696	26,967	26,767	27,976
Other liabilities	111,482	90,441	82,644	98,631	79,128
Total liabilities	15,246,606	14,641,099	14,821,919	14,121,703	13,755,159
Equity
Common stock:
Voting	78,197	78,047	77,968	77,211	76,858
Nonvoting	—	—	—	—	285
Treasury stock	(63)	(29)	(5,560)	(53)	(6)
Additional paid-in capital	1,060,274	1,051,778	1,047,227	1,034,048	1,028,813
Retained earnings	480,342	435,872	390,247	349,556	313,123
Accumulated other comprehensive income, net of tax	29,249	19,128	29,547	20,917	16,236
Total equity	1,647,999	1,584,796	1,539,429	1,481,679	1,435,309
Total liabilities and equity	$16,894,605	$16,225,895	$16,361,348	$15,603,382	$15,190,468

Selected Financial Data
(Amounts in thousands, except per share data)
(Unaudited)
	3Q15		2Q15		1Q15		4Q14		3Q14
Selected Statement of Income Data:
Net interest income	$131,209		$124,622		$121,993		$116,876		$116,758
Net revenue (1)(2)	$163,134		$158,717		$156,453		$148,180		$148,238
Operating profit (1)(2)	$77,959		$76,820		$73,308		$65,155		$70,402
Provision for loan and covered loan losses	$4,197		$2,116		$5,646		$4,120		$3,890
Income before income taxes	$72,626		$73,668		$66,718		$60,157		$65,701
Net income available to common stockholders	$45,268		$46,422		$41,484		$37,223		$40,527
Per Common Share Data:
Basic earnings per share	$0.58		$0.59		$0.53		$0.48		$0.52
Diluted earnings per share	$0.57		$0.58		$0.52		$0.47		$0.51
Dividends declared	$0.01		$0.01		$0.01		$0.01		$0.01
Book value (period end) (1)	$20.90		$20.13		$19.61		$18.95		$18.37
Tangible book value (period end) (1)(2)	$19.65		$18.88		$18.35		$17.67		$17.08
Market value (period end)	$38.33		$39.82		$35.17		$33.40		$29.91
Book value multiple (period end)	1.83	x	1.98	x	1.79	x	1.76	x	1.63	x
Share Data:
Weighted-average common shares outstanding	78,144		77,942		77,407		77,173		77,110
Weighted-average diluted common shares outstanding	79,401		79,158		78,512		78,122		77,934
Common shares issued (period end)	78,865		78,718		78,654		78,180		78,121
Common shares outstanding (period end)	78,863		78,717		78,494		78,178		78,121
Performance Ratio:
Return on average common equity	11.05%		11.85%		11.05%		10.03%		11.27%
Return on average assets	1.09%		1.15%		1.07%		0.95%		1.09%
Return on average tangible common equity (1)(2)	11.85%		12.75%		11.94%		10.89%		12.27%
Net interest margin (1)(2)	3.23%		3.17%		3.21%		3.07%		3.23%
Fee revenue as a percent of total revenue (1)	18.88%		20.97%		21.28%		20.66%		20.80%
Non-interest income to average assets	0.74%		0.82%		0.86%		0.78%		0.83%
Non-interest expense to average assets	2.04%		2.03%		2.14%		2.12%		2.09%
Net overhead ratio (1)	1.30%		1.21%		1.27%		1.35%		1.27%
Efficiency ratio (1)(2)	52.21%		51.60%		53.14%		56.03%		52.51%
Balance Sheet Ratios:
Loans to deposits (period end) (3)	94.11%		93.68%		86.30%		90.85%		89.87%
Average interest-earning assets to average interest-bearing liabilities	149.67%		144.67%		144.69%		145.10%		145.51%
Capital Ratios (period end):
Total risk-based capital (1)	12.28%		12.41%		12.29%		12.51%		13.18%
Tier 1 risk-based capital (1)	10.39%		10.49%		10.34%		10.49%		11.12%
Tier 1 leverage ratio (1)	10.35%		10.24%		10.16%		9.96%		10.70%
Common equity Tier 1 (1)(4)	9.35%		9.41%		9.23%		9.33%		9.38%
Tangible common equity to tangible assets (1)(2)	9.23%		9.22%		8.86%		8.91%		8.84%
Total equity to total assets	9.75%		9.77%		9.41%		9.50%		9.45%

(1)	Refer to Glossary of Terms for definition.

(2)	This is a non-U.S. GAAP financial measure. Refer to "Non-U.S. GAAP Financial Measures" for a reconciliation from non-U.S. GAAP to U.S. GAAP.

(3)	Excludes covered assets. Refer to Glossary of Terms for definition.

(4)
Effective January 1, 2015, the common equity Tier 1 ratio is a required regulatory capital measure and as presented for the 2015 periods is calculated in accordance with the new Basel III capital rules. For periods prior to January 1, 2015, this ratio was considered a non-U.S. GAAP financial measure and was calculated without giving effect to the final Basel III capital rules. Refer to "Non-U.S. GAAP Financial Measures" for a reconciliation from non-U.S. GAAP to U.S. GAAP for periods prior to 2015.

Selected Financial Data (continued)
(Dollars in thousands)
(Unaudited)
	3Q15	2Q15	1Q15	4Q14	3Q14
Additional Selected Information:
(Increase) decrease credit valuation adjustment on capital markets derivatives (1)	$(1,227)	$616	$(805)	$(216)	$486
Salaries and employee benefits:
Salaries and wages	$28,143	$27,461	$27,002	$26,521	$26,178
Share-based costs	4,509	4,316	5,143	4,118	3,872
Incentive compensation and commissions	13,308	13,091	11,062	12,053	12,294
Payroll taxes, insurance and retirement costs	4,059	5,152	9,154	4,054	4,077
Total salaries and employee benefits	$50,019	$50,020	$52,361	$46,746	$46,421
Loan and collection expense:
Loan origination and servicing expense	$1,522	$1,607	$1,626	$1,528	$1,528
Loan remediation expense	802	603	642	509	571
Total loan and collection expense	$2,324	$2,210	$2,268	$2,037	$2,099
Assets under management and administration (AUMA):
Personal managed	$1,839,829	$1,892,973	$1,897,644	$1,786,633	$1,796,901
Corporate and institutional managed	1,800,522	1,883,166	1,826,215	1,347,299	1,364,624
Total managed assets	3,640,351	3,776,139	3,723,859	3,133,932	3,161,525
Custody assets	3,519,364	3,682,388	3,604,333	3,511,996	3,319,188
Total AUMA	$7,159,715	$7,458,527	$7,328,192	$6,645,928	$6,480,713

Basic and Diluted Earnings per Common Share
(Amounts in thousands, except per share data)
	3Q15	2Q15	1Q15	4Q14	3Q14
Basic earnings per common share
Net income	$45,268	$46,422	$41,484	$37,223	$40,527
Net income allocated to participating stockholders (2)	(354)	(366)	(463)	(470)	(515)
Net income allocated to common stockholders	$44,914	$46,056	$41,021	$36,753	$40,012
Weighted-average common shares outstanding	78,144	77,942	77,407	77,173	77,110
Basic earnings per common share	$0.58	$0.59	$0.53	$0.48	$0.52
Diluted earnings per common share
Diluted earnings applicable to common stockholders (3)	$44,922	$46,059	$41,028	$36,758	$40,017
Weighted-average diluted common shares outstanding:
Weighted-average common shares outstanding	78,144	77,942	77,407	77,173	77,110
Dilutive effect of stock awards	1,257	1,216	1,105	949	824
Weighted-average diluted common shares outstanding	79,401	79,158	78,512	78,122	77,934
Diluted earnings per common share	$0.57	$0.58	$0.52	$0.47	$0.51

(1)	Refer to Glossary of Terms for definition.

(2)
Participating stockholders are those that hold certain share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents. Such shares or units are considered participating securities (i.e., the Company’s deferred stock units and certain restricted stock units and restricted stock awards).

(3)
Net income allocated to common stockholders for basic and diluted earnings per share may differ under the two-class method as a result of adding common stock equivalents for options to dilutive shares outstanding, which alters the ratio used to allocate earnings to common stockholders and participating securities for the purposes of calculating diluted earnings per share.

Loan Portfolio Composition (excluding covered assets (1))
(Dollars in thousands)
	9/30/15	% of Total	6/30/15	% of Total	3/31/15	% of Total	12/31/14	% of Total	9/30/14	% of Total
	Unaudited		Unaudited		Unaudited		Audited		Unaudited
Commercial and industrial	$6,654,268	51%	$6,397,736	51%	$6,213,029	51%	$5,996,070	50%	$5,932,562	51%
Commercial - owner-occupied CRE	2,017,733	16%	2,048,489	16%	1,977,601	16%	1,892,564	16%	1,843,199	16%
Total commercial	8,672,001	67%	8,446,225	67%	8,190,630	67%	7,888,634	66%	7,775,761	67%
Commercial real estate	2,545,143	19%	2,432,608	19%	2,411,359	20%	2,323,616	20%	2,233,018	19%
Commercial real estate - multi-family	704,195	5%	561,924	5%	492,695	4%	593,103	5%	546,641	5%
Total commercial real estate	3,249,338	24%	2,994,532	24%	2,904,054	24%	2,916,719	25%	2,779,659	24%
Construction	412,688	3%	371,096	3%	357,258	3%	381,102	3%	307,066	3%
Residential real estate	439,005	3%	415,826	3%	376,741	3%	361,565	3%	343,573	3%
Home equity	133,122	1%	137,461	1%	138,734	1%	142,177	1%	141,159	1%
Personal	173,160	2%	178,141	2%	203,067	2%	202,022	2%	200,369	2%
Total loans	$13,079,314	100%	$12,543,281	100%	$12,170,484	100%	$11,892,219	100%	$11,547,587	100%
Total new loans to new clients (2)	$399,209		$344,356		$385,777		$451,896		$421,326

(1)	Refer to Glossary of Terms for definition.

(2)	Amounts are unaudited.

Commercial Loan Portfolio Composition by Industry Segment
(Dollars in thousands)
(Unaudited)
(Classified pursuant to the North American Industrial Classification System standard industry descriptions and represents our client's primary business activity)
	September 30, 2015		June 30, 2015		December 31, 2014
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Healthcare	$1,808,455	21%	$1,938,339	23%	$1,787,092	23%
Manufacturing	1,877,842	22%	1,835,288	22%	1,746,328	22%
Finance and insurance	1,162,536	14%	873,846	10%	779,146	10%
Wholesale trade	669,580	8%	690,011	8%	685,247	9%
Real estate, rental and leasing	553,032	6%	569,449	7%	549,467	7%
Administrative, support, waste management and remediation services	502,759	6%	522,696	6%	505,939	6%
Professional, scientific and technical services	552,313	6%	519,084	6%	447,483	6%
Architecture, engineering and construction	281,918	3%	287,209	4%	288,527	4%
Retail	286,593	3%	269,041	3%	277,393	3%
All other (1)	976,973	11%	941,262	11%	822,012	10%
Total commercial (2)	$8,672,001	100%	$8,446,225	100%	$7,888,634	100%

(1)	All other consists of numerous smaller balances across a variety of industries with no category greater than 3%.

(2)	Includes owner-occupied commercial real estate of $2.0 billion at September 30, 2015 and June 30, 2015, and $1.9 billion at December 31, 2014.

Commercial Real Estate and Construction Loan Portfolio by Collateral Type
(Dollars in thousands)
(Unaudited)
	September 30, 2015		June 30, 2015		December 31, 2014
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Commercial Real Estate
Retail	$735,868	23%	$699,758	23%	$608,102	21%
Multi-family	704,195	22%	561,924	19%	593,103	20%
Office	503,343	15%	517,519	17%	543,657	19%
Healthcare	383,929	12%	304,834	10%	361,476	12%
Industrial/warehouse	311,745	9%	295,531	10%	264,976	9%
Land	242,801	7%	239,704	8%	199,497	7%
Residential 1-4 family	81,444	3%	82,277	3%	76,995	3%
Mixed use/other	286,013	9%	292,985	10%	268,913	9%
Total commercial real estate	$3,249,338	100%	$2,994,532	100%	$2,916,719	100%
Construction
Multi-family	$115,516	28%	$119,812	32%	113,206	30%
Retail	85,607	21%	79,784	21%	100,086	26%
Industrial/warehouse	32,585	8%	49,809	13%	43,779	11%
Residential 1-4 family	30,527	7%	32,087	9%	32,419	9%
Healthcare	35,262	9%	27,624	8%	22,382	6%
Office	54,770	13%	24,653	7%	14,447	4%
Mixed use/other	58,421	14%	37,327	10%	54,783	14%
Total construction	$412,688	100%	$371,096	100%	$381,102	100%

Asset Quality (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)
	3Q15	2Q15	1Q15	4Q14	3Q14
Credit Quality Key Ratios
Net (recoveries) charge-offs (annualized) to average loans	-0.05%	0.05%	0.05%	0.05%	*
Nonperforming loans to total loans	0.34%	0.45%	0.58%	0.57%	0.64%
Nonperforming loans to total assets	0.26%	0.35%	0.43%	0.43%	0.48%
Nonperforming assets to total assets	0.34%	0.44%	0.53%	0.54%	0.60%
Allowance for loan losses to:
Total loans	1.25%	1.25%	1.29%	1.28%	1.30%
Nonperforming loans	370%	278%	221%	226%	204%
Nonperforming assets
Loans past due 90 days and accruing	$—	$—	$—	$—	$—
Nonaccrual loans	43,982	56,574	71,018	67,544	73,429
OREO	12,760	15,084	15,625	17,416	17,293
Total nonperforming assets	$56,742	$71,658	$86,643	$84,960	$90,722
Restructured loans accruing interest	$25,697	$36,686	$22,368	$22,745	$22,136
Loans past due and still accruing
30-59 days	$2,236	$2,151	$6,673	$7,696	$711
60-89 days	4,184	672	2,544	4,120	2,746
Total loans past due and still accruing	$6,420	$2,823	$9,217	$11,816	$3,457
Special mention loans	$146,827	$132,441	$102,651	$100,989	$76,611
Potential problem loans	$127,950	$137,757	$107,038	$87,442	$119,770

Nonperforming Loans Rollforward
Beginning balance	$56,574	$71,018	$67,544	$73,429	$76,589
Additions:
New nonaccrual loans	1,127	6,884	16,279	6,052	16,767
Reductions:
Return to performing status	(998)	—	(97)	(439)	—
Paydowns and payoffs, net of advances	(8,807)	(15,800)	(4,841)	(457)	(16,371)
Net sales	(1,990)	(317)	(2,407)	(1,800)	(1,053)
Transfer to OREO	(954)	(1,996)	(2,152)	(6,177)	(776)
Charge-offs	(970)	(3,215)	(3,308)	(3,064)	(1,727)
Total reductions	(13,719)	(21,328)	(12,805)	(11,937)	(19,927)
Balance at end of period	$43,982	$56,574	$71,018	$67,544	$73,429

(1)	Refer to Glossary of Terms for definition.

*	Less than 0.01%.

Asset Quality (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)

Credit Quality Indicators
	Special Mention Loans	% of Portfolio Loan Type	Potential Problem Loans	% of Portfolio Loan Type	Non-Performing Loans	% of Portfolio Loan Type	Total Loans
September 30, 2015
Commercial	$139,622	1.6%	$116,345	1.3%	$18,370	0.2%	$8,672,001
Commercial real estate	77	*	2,687	0.1%	12,041	0.4%	3,249,338
Construction	—	—%	—	—%	—	—%	412,688
Residential real estate	6,029	1.4%	151	*	4,272	1.0%	439,005
Home equity	487	0.4%	2,696	2.0%	9,273	7.0%	133,122
Personal	612	0.4%	6,071	3.5%	26	*	173,160
Total	$146,827	1.1%	$127,950	1.0%	$43,982	0.3%	$13,079,314
June 30, 2015
Commercial	$124,689	1.5%	$125,948	1.5%	$27,845	0.3%	$8,446,225
Commercial real estate	83	*	2,614	0.1%	13,441	0.4%	2,994,532
Construction	—	—%	—	—%	—	—%	371,096
Residential real estate	6,148	1.5%	6,533	1.6%	4,116	1.0%	415,826
Home equity	806	0.6%	2,618	1.9%	11,148	8.1%	137,461
Personal	715	0.4%	44	*	24	*	178,141
Total	$132,441	1.1%	$137,757	1.1%	$56,574	0.5%	$12,543,281

Reserve for Unfunded Commitments (2)
(Amounts in thousands)
(Unaudited)
	3Q15	2Q15	1Q15	4Q14	3Q14
Balance at beginning of period	$13,157	$12,650	$12,274	$9,844	$9,363
Provision for unfunded commitments	2,048	507	376	2,514	481
Recovery (charge-off) of unfunded commitments	4	—	—	(84)	—
Balance at end of period	$15,209	$13,157	$12,650	$12,274	$9,844
Unfunded commitments, excluding covered assets, at period end	$6,310,701	$6,135,242	$6,229,242	$6,041,301	$5,365,042

(1)	Refer to Glossary of Terms for definition.

(2)
Unfunded commitments include commitments to extend credit, standby letters of credit and commercial letters of credit. Unfunded commitments related to covered assets are excluded as they are covered under a loss sharing agreement with the FDIC.

*	Less than 0.1%.

Allowance for Loan Losses (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)
	3Q15	2Q15	1Q15	4Q14	3Q14
Change in allowance for loan losses:
Balance at beginning of period	$157,051	$156,610	$152,498	$150,135	$146,491
Loans charged-off:
Commercial	(661)	(2,921)	(2,202)	(1,732)	(227)
Commercial real estate	(175)	(98)	(887)	(417)	(1,133)
Construction	—	—	—	1	(7)
Residential real estate	(97)	(194)	(37)	(847)	(252)
Home equity	(85)	—	(371)	(130)	(172)
Personal	(6)	(28)	(10)	(7)	(8)
Total charge-offs	(1,024)	(3,241)	(3,507)	(3,132)	(1,799)
Recoveries on loans previously charged-off:
Commercial	2,115	984	511	720	1,145
Commercial real estate	134	272	598	270	356
Construction	10	164	19	57	6
Residential real estate	198	47	57	231	9
Home equity	50	73	70	73	67
Personal	131	86	873	167	128
Total recoveries	2,638	1,626	2,128	1,518	1,711
Net recoveries (charge-offs)	1,614	(1,615)	(1,379)	(1,614)	(88)
Provisions charged to operating expenses	4,203	2,056	5,491	3,977	3,732
Balance at end of period	$162,868	$157,051	$156,610	$152,498	$150,135
Allocation of allowance for loan losses:
General allocated reserve:
Commercial	$115,543	$110,255	$98,230	$91,975	$89,904
Commercial real estate	24,836	26,108	29,405	29,397	27,164
Construction	4,397	3,816	4,026	4,290	4,029
Residential real estate	3,772	4,651	4,793	4,581	4,515
Home equity	2,713	2,750	2,296	3,069	3,025
Personal	2,535	2,003	2,224	2,559	2,517
Total allocated	153,796	149,583	140,974	135,871	131,154
Specific reserve	9,072	7,468	15,636	16,627	18,981
Total	$162,868	$157,051	$156,610	$152,498	$150,135
Allocation of reserve by a percent of total allowance for loan losses:
General allocated reserve:
Commercial	70%	70%	63%	60%	59%
Commercial real estate	15%	17%	19%	19%	18%
Construction	3%	2%	3%	3%	3%
Residential real estate	2%	3%	3%	3%	3%
Home equity	2%	2%	1%	2%	2%
Personal	2%	1%	1%	2%	2%
Total allocated	94%	95%	90%	89%	87%
Specific reserve	6%	5%	10%	11%	13%
Total	100%	100%	100%	100%	100%
Allowance for loan losses to:
Total loans	1.25%	1.25%	1.29%	1.28%	1.30%
Nonperforming loans	370%	278%	221%	226%	204%

(1)	Refer to Glossary of Terms for definition.

Deposits
(Dollars in thousands)
	9/30/15	% of Total	6/30/15	% of Total	3/31/15	% of Total	12/31/14	% of Total	9/30/14	% of Total
	Unaudited		Unaudited		Unaudited		Audited		Unaudited
Noninterest-bearing demand deposits	$4,068,816	29%	$3,702,377	28%	$3,936,181	28%	$3,516,695	27%	$3,342,862	26%
Interest-bearing demand deposits	1,264,201	9%	1,304,270	10%	1,498,810	11%	1,907,320	15%	1,433,429	11%
Savings deposits	356,694	3%	329,258	2%	331,796	2%	319,100	2%	310,850	2%
Money market accounts	5,892,791	42%	5,663,030	42%	5,824,535	41%	4,851,925	37%	5,058,016	39%
Time deposits	2,315,237	17%	2,390,001	18%	2,510,406	18%	2,494,928	19%	2,704,047	22%
Total deposits	$13,897,739	100%	$13,388,936	100%	$14,101,728	100%	$13,089,968	100%	$12,849,204	100%
Total new deposits from new clients (1)	$356,399		$251,361		$302,849		$330,000		$269,176

(1)	Amounts are unaudited.

Brokered Deposit Composition
(Dollars in thousands)
(Unaudited)
	9/30/15	6/30/15	3/31/15	12/31/14	9/30/14
Noninterest-bearing demand deposits	$371,675	$231,193	$264,493	$107,564	$104,957
Interest-bearing demand deposits	266,133	304,876	323,094	641,466	415,953
Money market accounts	1,903,413	1,926,246	1,891,590	1,448,663	1,545,778
Time deposits:
Traditional	576,859	624,137	673,944	564,116	663,393
CDARS (1)	228,436	348,073	458,192	521,995	597,449
Other	87,463	90,438	87,732	82,714	101,408
Total time deposits	892,758	1,062,648	1,219,868	1,168,825	1,362,250
Total brokered deposits	$3,433,979	$3,524,963	$3,699,045	$3,366,518	$3,428,938
Brokered deposits as a % of total deposits	25%	26%	26%	26%	27%

(1)	The CDARS® deposit program is a deposit services arrangement that effectively achieves FDIC deposit insurance for jumbo deposit relationships.

Net Interest Margin
(Dollars in thousands)
(Unaudited)
	Three Months Ended
	September 30, 2015			June 30, 2015			September 30, 2014
	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate
Assets:
Federal funds sold and interest-bearing deposits in banks	$270,278	$168	0.24%	$393,761	$245	0.25%	$230,829	$142	0.24%
Securities:
Taxable	2,440,779	13,599	2.23%	2,396,003	13,541	2.26%	2,272,066	13,370	2.35%
Tax-exempt (2)	424,003	3,313	3.13%	383,514	3,017	3.15%	291,172	2,340	3.22%
Total securities	2,864,782	16,912	2.36%	2,779,517	16,558	2.38%	2,563,238	15,710	2.45%
FHLB stock	25,907	69	1.04%	26,415	63	0.94%	28,666	48	0.65%
Loans, excluding covered assets:
Commercial	8,561,067	92,139	4.21%	8,426,836	88,317	4.15%	7,751,264	85,516	4.32%
Commercial real estate	3,108,679	29,039	3.66%	2,916,389	27,019	3.67%	2,556,825	23,447	3.59%
Construction	442,331	4,493	3.97%	392,676	4,036	4.07%	380,876	3,856	3.96%
Residential	446,783	3,959	3.54%	415,942	3,541	3.40%	362,297	3,240	3.58%
Personal and home equity	301,449	2,237	2.94%	320,661	2,457	3.07%	340,163	2,520	2.94%
Total loans, excluding covered assets (3)	12,860,309	131,867	4.02%	12,472,504	125,370	3.98%	11,391,425	118,579	4.08%
Covered assets (4)	29,322	239	3.23%	30,939	277	3.61%	69,762	632	3.56%
Total interest-earning assets (2)	16,050,598	$149,255	3.65%	15,703,136	$142,513	3.60%	14,283,920	$135,111	3.72%
Cash and due from banks	172,742			173,915			153,849
Allowance for loan and covered loan losses	(167,173)			(164,844)			(156,632)
Other assets	486,158			496,560			465,897
Total assets	$16,542,325			$16,208,767			$14,747,034
Liabilities and Equity :
Interest-bearing demand deposits	$1,411,434	$937	0.26%	$1,428,497	$966	0.27%	$1,191,688	$918	0.31%
Savings deposits	342,568	370	0.43%	330,092	322	0.39%	286,807	215	0.30%
Money market accounts	5,829,378	4,749	0.32%	5,879,152	4,631	0.32%	4,934,436	3,958	0.32%
Time deposits	2,302,743	5,782	1.00%	2,437,037	5,730	0.94%	2,706,474	5,723	0.84%
Total interest-bearing deposits	9,886,123	11,838	0.48%	10,074,778	11,649	0.46%	9,119,405	10,814	0.47%
Short-term and secured borrowings	143,436	24	0.07%	327,226	234	0.28%	66,439	158	0.93%
Long-term debt	694,788	5,048	2.89%	452,480	4,972	4.39%	630,706	6,570	4.16%
Total interest-bearing liabilities	10,724,347	16,910	0.63%	10,854,484	16,855	0.62%	9,816,550	17,542	0.71%
Noninterest-bearing demand deposits	4,039,259			3,637,010			3,381,787
Other liabilities	152,737			145,377			122,424
Equity	1,625,982			1,571,896			1,426,273
Total liabilities and equity	$16,542,325			$16,208,767			$14,747,034
Net interest spread (2)(5)			3.02%			2.98%			3.01%
Contribution of noninterest-bearing sources of funds			0.21%			0.19%			0.22%
Net interest income/margin (2)(5)		132,345	3.23%		125,658	3.17%		117,569	3.23%
Less: tax equivalent adjustment		1,136			1,036			811
Net interest income, as reported		$131,209			$124,622			$116,758

(1)	Interest income included $8.0 million, $6.3 million, and $7.7 million in loan fees for the three months ended September 30, 2015, June 30, 2015 and September 30, 2014, respectively.

(2)	Interest income and yields are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. This is a non-U.S. GAAP measure.

(3)
Includes loans held-for-sale and nonaccrual loans. Average loans on a nonaccrual basis for the recognition of interest income totaled $49.3 million, $63.7 million, and $76.9 million for the three months ended September 30, 2015, June 30, 2015, and September 30, 2014, respectively. Interest foregone on impaired loans was estimated to be approximately $481,000, $613,000 and $763,000 for the three months ended September 30, 2015, June 30, 2015, and September 30, 2014, respectively, calculated based on the average loan portfolio yield for the respective period.

(4)	Covered interest-earning assets consist of loans acquired through a FDIC-assisted transaction that are subject to a loss share agreement and the related indemnification asset.

(5)	Refer to Glossary of Terms for definition.

Net Interest Margin
(Dollars in thousands)
(Unaudited)
	Nine Months Ended September 30,
	2015			2014
	Average Balance	Interest (1)	Yield / Rate	Average Balance	Interest (1)	Yield / Rate
Assets:
Federal funds sold and interest-bearing deposits in banks	$361,076	$674	0.25%	$229,749	$423	0.24%
Securities:
Taxable	2,400,121	40,696	2.26%	2,267,303	40,250	2.37%
Tax-exempt (2)	385,403	9,080	3.14%	275,257	6,845	3.32%
Total securities	2,785,524	49,776	2.38%	2,542,560	47,095	2.47%
FHLB stock	26,985	180	0.88%	29,190	140	0.63%
Loans, excluding covered assets:
Commercial	8,363,221	265,448	4.19%	7,476,056	245,097	4.32%
Commercial real estate	2,971,554	83,643	3.71%	2,505,395	67,588	3.56%
Construction	408,077	12,327	3.98%	358,370	10,545	3.88%
Residential	416,499	10,987	3.52%	353,999	9,819	3.70%
Personal and home equity	321,250	7,176	2.99%	352,512	8,020	3.04%
Total loans, excluding covered assets (3)	12,480,601	379,581	4.01%	11,046,332	341,069	4.07%
Covered assets (4)	31,008	874	3.77%	83,188	2,037	3.24%
Total interest-earning assets (2)	15,685,194	$431,085	3.62%	13,931,019	$390,764	3.71%
Cash and due from banks	172,667			149,605
Allowance for loan and covered loan losses	(164,213)			(162,056)
Other assets	489,772			478,740
Total assets	$16,183,420			$14,397,308
Liabilities and Equity:
Interest-bearing demand deposits	$1,454,272	$2,909	0.27%	$1,227,924	$2,702	0.29%
Savings deposits	332,820	1,004	0.40%	285,678	605	0.28%
Money market accounts	5,749,974	13,678	0.32%	4,848,405	11,629	0.32%
Time deposits	2,432,329	17,151	0.94%	2,615,772	15,563	0.80%
Total interest-bearing deposits	9,969,395	34,742	0.47%	8,977,779	30,499	0.45%
Short-term and secured borrowings	248,679	455	0.24%	51,782	495	1.26%
Long-term debt	498,634	14,948	3.99%	628,749	19,554	4.13%
Total interest-bearing liabilities	10,716,708	50,145	0.62%	9,658,310	50,548	0.70%
Noninterest-bearing demand deposits	3,744,778			3,229,517
Other liabilities	148,128			129,059
Equity	1,573,806			1,380,422
Total liabilities and equity	$16,183,420			$14,397,308
Net interest spread (2)(5)			3.00%			3.01%
Contribution of noninterest-bearing sources of funds			0.20%			0.21%
Net interest income/margin (2)(5)		380,940	3.20%		340,216	3.22%
Less: tax-equivalent adjustment		3,116			2,355
Net interest income, as reported		$377,824			$337,861

(1)	Interest income included $21.7 million and $20.4 million in loan fees for the nine months ended September 30, 2015 and 2014, respectively.

(2)	Interest income and yields are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. This is a non-U.S. GAAP measure.

(3)
Includes loans held-for-sale and nonaccrual loans. Average loans on a nonaccrual basis for the recognition of interest income totaled $60.2 million and $85.6 million for the nine months ended September 30, 2015 and 2014, respectively. Interest foregone on impaired loans was estimated to be approximately $1.8 million and $2.5 million for the nine months ended September 30, 2015 and 2014, respectively, calculated based on the average loan portfolio yield for the respective period.

(4)	Covered interest-earning assets consist of loans acquired through a FDIC-assisted transaction that are subject to a loss share agreement and the related indemnification asset.

(5)	Refer to Glossary of Terms for definition.

NON-U.S. GAAP FINANCIAL MEASURES

This press release contains both U.S. GAAP and non-U.S. GAAP based financial measures. These non-U.S. GAAP financial measures include net interest income, adjusted net income, net interest margin, net revenue, operating profit, and efficiency ratio all on a fully taxable-equivalent basis, return on average tangible common equity, common equity Tier 1 ratio (prior to 2015), tangible common equity to risk-weighted assets, tangible common equity to tangible assets, and tangible book value. We believe that presenting these non-U.S. GAAP financial measures may provide information useful to investors in understanding our underlying operational performance, our business, and performance trends and facilitates comparisons with the performance of others in the banking industry.

We use net interest income on a taxable-equivalent basis in calculating various performance measures by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments assuming a 35% tax rate. Management believes this measure to be the preferred industry measurement of net interest income as it enhances comparability to net interest income arising from taxable and tax-exempt sources, and accordingly believes that providing this measure may be useful for peer comparison purposes.

In addition to capital ratios defined by banking regulators, we also consider various measures when evaluating capital utilization and adequacy, including return on average tangible common equity, tangible common equity to risk-weighted assets, tangible common equity to tangible assets, and tangible book value. These calculations are intended to complement the capital ratios defined by banking regulators for both absolute and comparative purposes. All of these measures exclude the ending balances of goodwill and other intangibles while certain of these ratios exclude preferred capital components. Because U.S. GAAP does not include capital ratio measures, we believe there are no comparable U.S. GAAP financial measures to these ratios. We believe these non-U.S. GAAP financial measures are relevant because they provide information that is helpful in assessing the level of capital available to withstand unexpected market conditions. Additionally, presentation of these measures allows readers to compare certain aspects of our capitalization to other similar companies. However, because there are no standardized definitions for these ratios, our calculations may not be comparable with other companies. For the periods prior to January 1, 2015, the common equity Tier 1 ratio contained herein was calculated without giving effect to the final Basel III capital rules.

Non-U.S. GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although these non-U.S. GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyses of results as reported under U.S. GAAP. As a result, we encourage readers to consider our Consolidated Financial Statements in their entirety and not to rely on any single financial measure.

Non-U.S. GAAP Financial Measures
(Dollars in thousands)
(Unaudited)

The following table reconciles non-U.S. GAAP financial measures to U.S. GAAP.

	Three Months Ended
	2015			2014
	September 30	June 30	March 31	December 31	September 30
Taxable-equivalent net interest income
U.S. GAAP net interest income	$131,209	$124,622	$121,993	$116,876	$116,758
Taxable-equivalent adjustment	1,136	1,036	944	878	811
Taxable-equivalent net interest income (a)	$132,345	$125,658	$122,937	$117,754	$117,569

Average Earning Assets (b)	$16,050,598	$15,703,136	$15,293,533	$15,022,425	$14,283,920

Net Interest Margin ((a) annualized) / (b)	3.23%	3.17%	3.21%	3.07%	3.23%

Net Revenue
Taxable-equivalent net interest income	$132,345	$125,658	$122,937	$117,754	$117,569
U.S. GAAP non-interest income	30,789	33,059	33,516	30,426	30,669
Net revenue (c)	$163,134	$158,717	$156,453	$148,180	$148,238

Operating Profit
U.S. GAAP income before income taxes	$72,626	$73,668	$66,718	$60,157	$65,701
Provision for loan and covered loan losses	4,197	2,116	5,646	4,120	3,890
Taxable-equivalent adjustment	1,136	1,036	944	878	811
Operating profit	$77,959	$76,820	$73,308	$65,155	$70,402

Efficiency Ratio
U.S. GAAP non-interest expense (d)	$85,175	$81,897	$83,145	$83,025	$77,836
Net revenue	$163,134	$158,717	$156,453	$148,180	$148,238
Efficiency ratio (d) / (c)	52.21%	51.60%	53.14%	56.03%	52.51%

Adjusted Net Income
U.S. GAAP net income available to common stockholders	$45,268	$46,422	$41,484	$37,223	$40,527
Amortization of intangibles, net of tax	353	398	397	449	458
Adjusted net income (e)	$45,621	$46,820	$41,881	$37,672	$40,985

Average Tangible Common Equity
U.S. GAAP average total equity	$1,625,982	$1,571,896	$1,522,401	$1,472,111	$1,426,273
Less: average goodwill	94,041	94,041	94,041	94,041	94,041
Less: average other intangibles	4,291	4,897	5,551	6,243	6,996
Average tangible common equity (f)	$1,527,650	$1,472,958	$1,422,809	$1,371,827	$1,325,236

Return on average tangible common equity ((e) annualized) / (f)	11.85%	12.75%	11.94%	10.89%	12.27%

Non-U.S. GAAP Financial Measures (continued)
(Dollars in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2015	2014
Taxable-equivalent net interest income
U.S. GAAP net interest income	$377,824	$337,861
Taxable-equivalent adjustment	3,116	2,355
Taxable-equivalent net interest income (a)	$380,940	$340,216
Average Earning Assets (b)	$15,685,194	$13,931,019
Net Interest Margin ((a) annualized) / (b)	3.20%	3.22%
Net Revenue
Taxable-equivalent net interest income	$380,940	$340,216
U.S. GAAP non-interest income	97,364	87,164
Net revenue (c)	$478,304	$427,380
Operating Profit
U.S. GAAP income before income taxes	$213,012	$188,050
Provision for loan and covered loan losses	11,959	7,924
Taxable-equivalent adjustment	3,116	2,355
Operating profit	$228,087	$198,329
Efficiency Ratio
U.S. GAAP non-interest expense (d)	$250,217	$229,051
Net revenue	$478,304	$427,380
Efficiency ratio (d) / (c)	52.31%	53.59%
Adjusted Net Income
U.S. GAAP net income available to common stockholders	$133,174	$115,856
Amortization of intangibles, net of tax	1,148	1,374
Adjusted net income (e)	$134,322	$117,230
Average Tangible Common Equity
U.S. GAAP average total equity	$1,573,806	$1,380,422
Less: average goodwill	94,041	94,041
Less: average other intangibles	4,908	7,745
Average tangible common equity (f)	$1,474,857	$1,278,636
Return on average tangible common equity ((e) annualized) / (f)	12.18%	12.29%

Non-U.S. GAAP Financial Measures (continued)
(Dollars in thousands)
(Unaudited)

				2014
				December 31	September 30
Common Equity Tier 1
U.S. GAAP total equity				$1,481,679	$1,435,309
Trust preferred securities				169,788	244,793
Less: accumulated other comprehensive income, net of tax				20,917	16,236
Less: goodwill				94,041	94,041
Less: other intangibles				5,885	6,627
Less: disallowed servicing rights				44	42
Tier 1 risk-based capital				1,530,580	1,563,156
Less: trust preferred securities				169,788	244,793
Common equity Tier 1 (g)				$1,360,792	$1,318,363

	2015			2014
	September 30	June 30	March 31	December 31	September 30
Tangible Common Equity
U.S. GAAP total equity	$1,647,999	$1,584,796	$1,539,429	$1,481,679	$1,435,309
Less: goodwill	94,041	94,041	94,041	94,041	94,041
Less: other intangibles	4,008	4,586	5,230	5,885	6,627
Tangible common equity (h)	$1,549,950	$1,486,169	$1,440,158	$1,381,753	$1,334,641

Tangible Assets
U.S. GAAP total assets	$16,894,605	$16,225,895	$16,361,348	$15,603,382	$15,190,468
Less: goodwill	94,041	94,041	94,041	94,041	94,041
Less: other intangibles	4,008	4,586	5,230	5,885	6,627
Tangible assets (i)	$16,796,556	$16,127,268	$16,262,077	$15,503,456	$15,089,800

Risk-weighted Assets (j)	$16,362,816	$15,706,019	$15,395,081	$14,592,655	$14,053,735

Period-end Common Shares Outstanding (k)	78,863	78,717	78,494	78,178	78,121

Ratios:
Common equity Tier 1 ratio (g) / (j) (1)	—	—	—	9.33%	9.38%
Tangible common equity to risk-weighted assets (h) / (j)	9.47%	9.46%	9.35%	9.47%	9.50%
Tangible common equity to tangible assets (h) / (i)	9.23%	9.22%	8.86%	8.91%	8.84%
Tangible book value (h) / (k)	$19.65	$18.88	$18.35	$17.67	$17.08
(1) Effective January 1, 2015, the common equity Tier 1 ratio became a required regulatory capital measure and is calculated in accordance with the new capital rules. For the periods prior to January 1, 2015, this ratio is considered a Non-GAAP measure and was calculated without giving effect to the final Basel III capital rules.

Glossary of Terms

Assets under management and administration (“AUMA”) - Assets held in trust where we serve as trustee or in accounts where we make investment decisions on behalf of clients. AUMA also includes non-managed assets we hold in custody for clients or for which we receive fees for advisory or brokerage services. We do not include these assets on our Consolidated Balance Sheets.

Book value - Total common equity divided by outstanding shares of common stock at end of period.

Common equity - Total equity less preferred stock.

Common equity Tier 1 - Tier 1 risk-based capital, as defined by the Board of Governors of the Federal Reserve System in effect as of the respective reporting periods, less preferred equity, less trust preferred securities, and less noncontrolling interests.

Common equity Tier 1 to risk-weighted assets ratio - Common equity Tier 1 divided by period-end risk-weighted assets as defined by the Board of Governors of the Federal Reserve System in effect as of the respective reporting periods.

Covered assets - Assets acquired through an FDIC-assisted transaction that are subject to a loss share agreement and are presented separately on the Consolidated Balance Sheets.

Credit quality indicators - We have adopted an internal risk rating policy in which each loan is rated for credit quality with a numerical rating of 1 through 8. Loans rated 5 and better (1-5 ratings, inclusive) are credits that exhibit acceptable financial performance, cash flow, and leverage. We attempt to mitigate risk by loan structure, collateral, monitoring, and other credit risk management controls. Credits rated 6 are performing in accordance with contractual terms but are considered "special mention" as these credits demonstrate potential weakness that if left unresolved, may result in deterioration in the Company’s credit position and/or the repayment prospects for the credit. Borrowers rated special mention may exhibit adverse operating trends, high leverage, tight liquidity or other credit concerns. Loans rated 7 may be classified as either accruing ("potential problem") or nonaccrual ("nonperforming"). Potential problem loans, like special mention, are loans that are performing in accordance with contractual terms, but for which management has some level of concern (greater than that of special mention loans) about the ability of the borrowers to meet existing repayment terms in future periods. These loans continue to accrue interest but the ultimate collection of these loans in full is questionable due to the same conditions that characterize a 6-rated credit. These credits may also have somewhat increased risk profiles as a result of the current net worth and/or paying capacity of the obligor or guarantors or the value of the collateral pledged. These loans generally have a well-defined weakness that may jeopardize collection of the debt and are characterized by the distinct possibility that the Company may sustain some loss if the deficiencies are not resolved. Although these loans are generally identified as potential problem loans and require additional attention by management, they may never become nonperforming. Nonperforming loans include nonaccrual loans risk rated 7 or 8 and have all the weaknesses inherent in a 7-rated potential problem loan with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently-existing facts, conditions and values, highly questionable and improbable. Special mention, potential problem and nonperforming loans are reviewed at a minimum on a quarterly basis, while all other rated credits over a certain dollar threshold, depending on loan type, are reviewed annually or more frequently as the circumstances warrant.

Credit valuation adjustment ("CVA") - An adjustment may need to be incorporated into the valuation of derivative instruments for nonperformance risk to include the counterparty’s credit risk and the Company’s own credit risk. This adjustment is referred to as the CVA. The CVA represents the credit component of fair value with regard to both client-based trades and the related matched trades with interbank dealer counterparties.

Efficiency ratio - Total non-interest expense divided by the sum of taxable-equivalent net interest income and non-interest income. This is a non-U.S. GAAP financial measure.

Fee revenue as percent of total revenue ratio - Total non-interest income less net securities gains (losses) divided by the sum of net interest income and non-interest income less net securities gains (losses).

U.S. GAAP - Accounting principles generally accepted in the United States of America.

Net interest margin - Expressed as a percentage, net interest margin is a ratio computed as annualized taxable-equivalent net interest income divided by average interest-earning assets. The annualization of net interest income for the quarterly yield takes into consideration the interest payment convention at the product level. This is a non-U.S. GAAP financial measure.

Net interest spread - The difference between the average yield earned on interest-earning assets on a taxable-equivalent basis and the average rate paid for interest-bearing liabilities.

Glossary of Terms (continued)

Net overhead ratio - Total non-interest expense less non-interest income divided by average total assets.

Net revenue - The sum of taxable-equivalent net interest income and non-interest income. This is a non-U.S. GAAP financial measure.

Non-U.S. GAAP - Certain financial measures within this document that are not formally defined by U.S. GAAP or codified in the federal banking regulations. A reconciliation of these non-U.S. GAAP financial measures may be found on the previous pages.

Operating profit - The sum of U.S. GAAP income before income taxes, provision for loan and covered loan losses and taxable-equivalent adjustment. This is a non-U.S. GAAP financial measure.

Return on average tangible common equity - Annualized net income available to common stockholders, adjusted for tax-affected amortization of intangibles, divided by average tangible common equity. Average tangible common equity equals average total equity less average goodwill, average intangible assets, and average preferred stock. This is a non-U.S. GAAP financial measure.

Risk-weighted assets - Computed by the assignment of specific risk-weights to assets and off-balance sheet instruments determined in accordance with the applicable regulations of the Board of Governors of the Federal Reserve System in effect as of the respective reporting periods.

Tangible book value - Total common equity less goodwill and other intangibles divided by outstanding shares of common stock at end of period. This is a non-U.S. GAAP financial measure.

Tangible common equity to tangible assets ratio - Tangible common equity divided by tangible assets, where tangible common equity equals total equity less preferred stock, goodwill and other intangible assets and tangible assets equals total assets less goodwill and other intangible assets. This is a non-U.S. GAAP financial measure.

Taxable-equivalent net interest income - The interest income earned on certain assets is completely or partially exempt from Federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of yields and margins for all interest-earning assets, we use interest income on a taxable-equivalent basis in calculating average yields and net interest margins by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on other taxable investments. This adjustment is not permitted under U.S. GAAP on the Consolidated Income Statement.

Tier 1 equity to risk-weighted assets ratio - Tier 1 risk-based capital divided by period-end risk-weighted assets as defined by the Board of Governors of the Federal Reserve System in effect as of the respective reporting periods.

Tier 1 leverage ratio - Tier 1 risk-based capital divided by adjusted average total assets.

Tier 1 risk-based capital - Total equity, plus trust preferred securities; less goodwill and certain other intangible assets, less ineligible servicing assets, less disallowed deferred tax assets and less net unrealized holding gains (losses) on available-for-sale equity securities, available-for-sale debt securities, and cash flow hedge derivatives.

Tier 1 risk-based capital ratio - Tier 1 risk-based capital divided by period-end risk-weighted assets.

Total risk-based capital - Tier 1 risk-based capital plus qualifying subordinated debt, other noncontrolling interests not qualified as Tier 1, eligible gains on available-for-sale equity securities and the allowance for loan and lease losses, subject to certain limitations.

Total risk-based capital ratio - Total risk-based capital divided by period-end risk-weighted assets.